EXHIBIT 99.1
News

FOR IMMEDIATE RELEASE Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914	575 Maryville Centre Drive St. Louis, MO 63141, USA www.solutia.com

Solutia Reports First Quarter 2011 Results
Financial performance reflects strength in high-growth markets and emerging economies

ST LOUIS –May 2, 2011
First Quarter Highlights

•	Net sales of $509 million; a 14% increase from the same period in 2010
•	Basic and diluted earnings per share from continuing operations of $.54
•	Adjusted EBITDA of $135 million; a 9% increase from the same period in 2010
•	Adjusted Earnings per Share (Adjusted EPS) of $.50; a 43% increase from the same period in 2010
•	Debt pay down of $77 million
•	Full-year Adjusted EPS guidance increased to a range of $2.10 to $2.25 from the previous range of $1.95 to $2.20

Note: See reconciliation tables below for adjustments made to U.S. generally accepted accounting principles (GAAP) financial measures and discussion of items affecting results.

  “Solutia delivered another quarter of strong earnings despite an escalation in raw material costs, reflective of solid demand growth across all reporting segments and excellent operational performance,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “The strategic improvements we have made to our portfolio and capital structure will allow for continued top- and bottom-line growth for the remainder of 2011.”

First Quarter 2011: Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported net sales for the first quarter 2011 of $509 million, up $61 million or 14 percent from the same period in 2010.  Reported income from continuing operations attributable to Solutia was $65 million for the first quarter 2011, up $121 million from the same period in 2010.  Both periods were impacted by certain events affecting comparability (detailed below), which resulted in net after-tax gains of $5 million in 2011 and charges of $98 million in 2010.  Excluding these items, Adjusted Earnings increased $18 million.  Adjusted EBITDA totaled $135 million, up $11 million from the same period in 2010.  Adjusted EPS totaled 50 cents, up 15 cents from the same period in 2010.  Adjusted EPS increased primarily due to higher sales volumes, increased selling prices and lower interest and income tax expenses, partially offset by higher raw material costs.

Segment Data
In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Advanced Interlayers Segment

Advanced Interlayers’ first quarter 2011 net sales totaled $213 million, an increase of $27 million or 15 percent from the same period in 2010.  Adjusted EBITDA increased $1 million to $49 million for the first quarter of 2011 compared to the prior year period.  This earnings increase was primarily due to higher sales volumes, supplemented by the Vistasolar® business, improved product mix and lower annual incentive compensation program expenses, which more than offset the impact of higher raw material costs.

“Advanced Interlayers continues to experience growing demand in the global automotive market and increased momentum among our premium products, such as acoustic interlayers,” said James R. Voss, executive vice president and chief operating officer.  “This demand for premium products underscores the significance of investments made in our acoustic capabilities, most recently at our Gent, Belgium facility, to provide for our growing global customer base.”

Performance Films Segment
Performance Films’ first quarter 2011 net sales totaled $76 million, an increase of $24 million or 46 percent from the same period in 2010.  Adjusted EBITDA increased $9 million to $19 million for the first quarter of 2011 compared to the prior year period.  This increase was driven by higher sales volumes across all product lines, particularly V-Kool® and Flexvue™ films, which more than offset increased selling costs.
“Performance Films’ automotive window films experienced strong growth during the first quarter, particularly in Asia, which is a direct reflection of Solutia’s solid market position with the addition of V-Kool premium films,” said Voss.  “The recently announced acquisition of additional conductive film manufacturing assets located in Asia increases our ability to meet growing demand for our Flexvue products in the fast-growing mobile electronic technology and energy markets.”

Technical Specialties Segment
Technical Specialties’ first quarter 2011 net sales totaled $220 million, an increase of $14 million or 7 percent from the same period in 2010.  Adjusted EBITDA decreased $2 million to $81 million for the first quarter of 2011 compared to the prior year period, with the modest reduction in Adjusted EBITDA attributed to the divestiture of other rubber chemicals businesses since the first quarter of 2010.  Increased raw material costs were offset by higher sales volumes, increased selling prices and improved manufacturing costs.

“Technical Specialties continues to build upon its 45-year history of supplying the energy solutions industry and was recently awarded a contract to supply Therminol® heat transfer fluid for the world’s largest solar generation facility,” added Voss.  “In addition, we continue to experience increased demand for Crystex® insoluble sulfur from the rubber and tire industry, particularly in Asia, as this emerging market increases its production and use of radial tires.”

Unallocated and Other
Unallocated and other expenses reduced Adjusted EBITDA by $14 million, which was a $3 million improvement compared to the first quarter of 2010, primarily attributed to reduced expenses related to the annual incentive compensation program.

Leverage and Liquidity
The Company ended the first quarter with net debt of $1,214 million and liquidity of $452 million.  Cash provided by continuing operations less capital expenditures for the quarter was $32 million compared to a use of $1 million for the same period in 2010.  The $33 million year-over-year increase in cash flow was primarily attributed to higher Adjusted EBITDA and lower pension contributions, partially offset by increased growth capital expenditures and payments related to the annual incentive compensation program.
The Company paid down $77 million in debt and completed a refinancing of its existing senior secured term loan, which lowered interest costs and improved strategic and financial flexibility.  “These activities evidence our commitment to deleveraging the Company and maintaining a strong balance sheet,” said James M. Sullivan, executive vice president and chief financial officer.

 Outlook
The Company continues to expect the automotive, energy solutions and electronics markets to grow globally in 2011 at higher than GDP rates, with the most significant growth in China and other emerging markets.  In response to rising raw material costs, the Company has implemented price increases on certain products for the remainder of the year.  Finally, the Company acknowledged that the previously announced sales of certain other rubber chemical businesses in the first quarter will reduce full-year net sales, Adjusted EBITDA and Adjusted EPS by approximately $40 million, $7 million, and $0.05 respectively, as compared to 2010.  Notwithstanding the impact of these divestitures, the Company increased guidance for 2011 and is now expecting to generate Adjusted EPS in the range of $2.10 to $2.25, up from the previous guidance range of $1.95 to $2.20 per share.

First Quarter Conference Call
The Company will hold a conference call at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) on Tuesday, May 3, 2011, during which Solutia executives will elaborate upon the company’s first quarter 2011 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-206-4064 (U.S.) or 630-827-5973 (international), and the passcode is 9956288. Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event by clicking here or from our investor webpage.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-843-7419 (U.S.) or 630-652-3042 (international) and entering the passcode 9956288.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2011, which is based on management estimates, currently available information and assumptions that management believes to be reasonable.   Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,

	2011	2010

Net Sales	$509	$448
Cost of goods sold	347	300
Gross Profit	162	148
Selling, general and administrative expenses	62	65
Research and development expenses	6	4
Other operating expense (income), net	(11)	-
Operating Income	105	79
Interest expense	(28)	(38)
Other income (loss), net	(1)	3
Loss on debt extinguishment or modification	(2)	(89)
Income (Loss) from Continuing Operations Before Income Tax Expense	74	(45)
Income tax expense	8	10
Income (Loss) from Continuing Operations	66	(55)
Loss from Discontinued Operations, net of tax	-	(2)
Net Income (Loss)	66	(57)
Net income attributable to noncontrolling interest	1	1
Net Income (Loss) attributable to Solutia	$65	$(58)

Basic and Diluted Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations	$0.54	$(0.47)
Loss from Discontinued Operations	-	(0.02)
Net Income (Loss) attributable to Solutia	$0.54	$(0.49)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)
	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$173	$191
Trade receivables, net of allowances of $4 in 2011 and 2010	260	228
Miscellaneous receivables	68	75
Inventories	295	275
Prepaid expenses and other assets	32	27
Current assets of discontinued operations	2	5
Total Current Assets	830	801
Net Property, Plant and Equipment	912	911
Goodwill	754	740
Net Identified Intangible Assets	950	938
Other Assets	149	147
Total Assets	$3,595	$3,537

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$186	$173
Accrued liabilities	216	235
Current liabilities of discontinued operations	20	15
Total Current Liabilities	422	423
Long-Term Debt	1,387	1,463
Postretirement Liabilities	308	308
Environmental Remediation Liabilities	242	244
Deferred Tax Liabilities	245	238
Non-current Liabilities of Discontinued Operations	24	25
Other Liabilities	97	97

Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 123,158,640 and
122,655,811 shares issued in 2011and 2010, respectively)	1	1
Additional contributed capital	1,641	1,634
Treasury shares, at cost (874,539 in 2011 and 772,686 in 2010)	(8)	(6)
Accumulated other comprehensive loss	(134)	(194)
Accumulated deficit	(638)	(703)
Total Shareholders’ Equity attributable to Solutia	862	732
Equity attributable to noncontrolling interest	8	7
Total Equity	870	739
Total Liabilities and Equity	$3,595	$3,537

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$66	$(57)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss from discontinued operations, net of tax	-	2
Depreciation and amortization	32	27
Pension contributions in excess of expense	-	(50)
Other postretirement benefit contributions in excess of expense	(4)	(1)
Amortization of debt issuance costs and discount	1	4
Deferred income taxes	6	(11)
Share-based compensation expense	5	4
Other charges:
Non-cash loss on deferred debt issuance cost and debt discount write-off	-	80
Other (gains) charges, including restructuring expenses	(3)	20
Changes in assets and liabilities:
Income taxes payable	(3)	6
Trade receivables	(37)	(12)
Inventories	(23)	(16)
Accounts payable	16	(8)
Environmental remediation liabilities	(1)	(5)
Other assets and liabilities	(6)	21
Cash Provided by Operations – Continuing Operations	49	4
Cash Provided by (Used in) Operations – Discontinued Operations	3	(8)
Cash Provided by (Used in) Operations	52	(4)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(17)	(5)
Restricted cash	(5)	-
Asset disposals	29	-
Other	1	(1)
Cash Provided by (Used in) Investing Activities – Continuing Operations	8	(6)
Cash Provided by (Used in) Investing Activities	8	(6)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	-	1,144
Payment of long-term debt obligations	(77)	(876)
Debt issuance costs	-	(25)
Purchase of treasury shares	(2)	(1)
Other, net	(1)	(9)
Cash Provided by (Used in) Financing Activities	(80)	233

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18)	215
CASH AND CASH EQUIVALENTS:
Beginning of period	191	243
End of period	$173	$458

The tables below are provided to assist the reader with comparability between the three months ended March 31, 2011 and comparable period in 2010 by providing consolidated and segment net sales, Segment Profit (1) and Adjusted EBITDA (2).

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) three months ended March 2011 and 2010

	Three Months Ended March 31,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$213		$213	$186		$186	15%
Performance Films	76		76	52		52	46%
Technical Specialties	220		220	206		206	7%
Unallocated and Other	-		-	4		4	-100%
Total	$509		$509	$448		$448	14%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$49	$-	$49	$48	$-	$48	2%
Performance Films	19	-	19	9	1	10	90%
Technical Specialties	98	(17)	81	77	6	83	-2%
Unallocated and Other	(31)	17	(14)	(26)	9	(17)	18%
Total	$135	$-	$135	$108	$16	$124	9%

(1)	Segment Profit is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization. Foreign currency gains/losses are included in Unallocated and Other.
(2)	Adjusted EBITDA is Segment Profit (as defined above), excluding Adjustments (as defined below).
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the shutdown of the Primary Accelerators business and non-cash stock compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are intended to supplement investors’ understanding of our operating performance.  These non-GAAP financial measures are not intended to be performance measures that should be regarded as an alternative to or more meaningful than other GAAP measures and may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization, certain gains and losses that affect comparability, cost overhang associated with discontinued operations and non-cash stock compensation expense.  Adjusted Earnings is defined as income from continuing operations attributable to Solutia excluding certain gains and losses, net of tax that affect comparability.  Adjusted Earnings per Share is defined as Adjusted Earnings divided by weighted average diluted shares outstanding.  We believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share assist us in comparing our performance over various reporting periods and against our peers on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance.  Further, we believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are useful to investors.  The compensation committee of our board of directors determines the annual incentive compensation for certain members of our management based, in part, using each of these financial measures.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Net Income (Loss) attributable to Solutia to Adjusted EBITDA
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in millions)	2011	2010
Net Income (Loss) attributable to Solutia	$65	$(58)
Plus: Loss from Discontinued Operations	-	2
Income (Loss) from Continuing Operations attributable to Solutia	$65	$(56)

Plus:
Income tax expense	8	10
Interest expense	28	38
Loss on debt extinguishment or modification	2	89
Depreciation and amortization	32	27

Subtotal	$135	$108

Plus:
Events affecting comparability (1)	(5)	11
Non-cash stock compensation expense	5	4
Primary Accelerators cost overhang	-	1

Adjusted EBITDA	$135	$124

(1) See table of Summary of Events Affecting Comparability

Reconciliation of Income from Continuing Operations attributable to Solutia to Adjusted Earnings and Calculation of Adjusted Earnings Per Share
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in millions, except per share amounts)	2011	2010
Income (Loss) from Continuing Operations attributable to Solutia	$65	$(56)

Plus: Events affecting comparability, net of tax (1)	(5)	98

Adjusted Earnings	$60	$42

Weighted average diluted shares outstanding	121.2	120.0
Adjusted Earnings per Share	$0.50	$0.35

(1) See table of Summary of Events Affecting Comparability

Summary of Events Affecting Comparability
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in millions)	2011	2010

Plant closures, divestitures and other restructuring:
Charges related to the relocation of our European regional headquarters	$12	$-
Severance, pension settlement and retraining costs related to the general corporate restructuring	-	3
Charges related to the closure of certain European other rubber chemicals manufacturing facilities	-	4
Gain on certain other rubber chemicals divestitures	(17)	-
Acquisition-related costs:
Acquisition costs related to Vistasolar	-	4
Adjusted EBITDA Impact	$(5)	$11
Charges related to the modification or early extinguishment of debt	2	89
Pre-tax Income Statement Impact	$(3)	$100
Income tax impact	(2)	(2)
After-tax Income Statement Impact	$(5)	$98

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Notes to Editor:  SOLUTIA and Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
05/2/11